Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 19, 2026 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CTO Realty Growth, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of CTO Realty Growth, Inc. on Forms S-3 (File No. 333-282678 and File No. 333- 249209) and Forms S-8 (File No. 333-168379, File No. 333-176162, File No. 333-204875, File No. 333- 227885 and File No. 333- 274744).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

February 19, 2026